Exhibit 99.1

CBS OUTDOOR ANNOUNCES COMPLETION OF SEPARATION FROM CBS CORPORATION AND REIT CONVERSION

Well Positioned to Grow Shareholder Value

NEW YORK, July 16, 2014 – CBS Outdoor Americas Inc. (NYSE: CBSO) announced today its full separation from CBS Corporation (NYSE: CBS) through the completion of an exchange offer by CBS Corporation of its 81% ownership of the Company’s common stock, and following an initial public offering of 19% of the Company’s common stock on March 28, 2014. As a result, the Company is no longer a subsidiary of CBS Corporation.

On July 17, 2014, the Company will begin operating as a real estate investment trust (“REIT”) and intends to elect and qualify to be taxed as a REIT for the remainder of the fiscal year ending December 31, 2014 and for subsequent tax years. The Internal Revenue Service issued a private letter ruling on April 16, 2014 with respect to certain issues relevant to the Company’s qualification to be taxed as a REIT.

“Achieving our independence and beginning to operate as a REIT are two important steps in our strategic transformation with significant benefits for shareholders,” said Jeremy Male, Chief Executive Officer. “CBS was very supportive as a parent and we thank them for the opportunity to be steering the company independently. Later this year, our rebranding will reposition the Company during this exciting time in the out-of-home industry as it continues to evolve and adopt new technologies that add value and relevancy to our media.”

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About CBS Outdoor Americas Inc.

CBS Outdoor is one of the largest out-of-home media companies in the Americas and has a major presence in top markets throughout the United States, Canada, Mexico and South America. With traditional billboard and transit outdoor advertising properties, and a network of digital displays, CBS Outdoor gives advertisers both breadth and depth of audience across key geographies, as well as immersive ways to connect with increasingly mobile consumers. For more information, visit www.cbsoutdoor.com.

Cautionary Statement Concerning Forward-Looking Statements

We have made statements in this press release that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “continues,” “will” or “intends,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions relating to our independence from CBS Corporation, future operations and REIT status. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: declines in advertising and general economic conditions; competition; government regulation; our inability to increase the number of digital advertising displays in our portfolio; taxes, fees and registration requirements; our ability to obtain and renew key municipal concessions on favorable terms; content-based restrictions on outdoor advertising; seasonal variations; future acquisitions and other strategic transactions; time and resources to comply with rules and regulations as a stand-alone public company; charges in connection with the separation and incremental costs as a stand-alone public company; dependence on our management team and advertising executives; we may not realize the expected benefits from the separation of our business from CBS Corporation; we have substantial indebtedness, which could adversely affect our financial condition; the terms of the credit agreement and the indenture governing our debt restrict our current and future operations, particularly our ability to incur additional debt that we may need to fund initiatives in response to changes in our business, the industries in which we operate, the economy and governmental regulations; establishing an operating partnership; diverse risks in our international business; we have a limited right to use the CBS Corporation mark and logo; cash available for distributions; legislative, administrative, regulatory or other actions affecting REITS, including positions taken by the IRS; our failure to qualify, or remain qualified, to be taxed as a REIT; REIT ownership limits; dividends payable by REITs do not qualify for the reduced tax rates available for some dividends; REIT distribution requirements; availability of external sources of capital; we may face other tax liabilities that reduce our cash flows; complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities; our ability to contribute certain contracts to a taxable REIT subsidiary (“TRS”); our planned use of TRSs may cause us to fail to qualify to be taxed as a REIT; our ability to hedge effectively; paying the cash portion of the earnings and profits allocated to us by CBS Corporation as a distribution and/or taxable dividends in common stock and cash; failure to meet the REIT income tests as a result of receiving non-qualifying rental income; even if we qualify to be taxed as a REIT, and we sell assets, we could be subject to tax on any unrealized net built-in gains in the assets held before electing to be treated as a REIT; the IRS may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax; our lack of an operating history as a REIT; we may not be able to engage in desirable strategic or capital-raising transactions following the split-off from CBS Corporation, and we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions; and other factors described in our filings with the Securities and Exchange Commission (the “SEC”), including but not limited to the section entitled “Risk Factors” of our prospectus filed with the SEC on July 7, 2014. All forward-looking statements in this press release apply as of the date of this press release or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes.

Investor Contact:

Gregory Lundberg

212-297-6441

greg.lundberg@cbsoutdoor.com

Media Contact:

Jodi Senese

212-297-6544

jodi.senese@cbsoutdoor.com

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